Exhibit 3

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                             STOCKHOLDERS' AGREEMENT


                                   dated as of

                               September 13, 2002

                                      among

                          SEABULK INTERNATIONAL, INC.,

                           NAUTILUS ACQUISITION, L.P.,

                     C/R MARINE DOMESTIC PARTNERSHIP, L.P.,

                     C/R MARINE NON-U.S. PARTNERSHIP, L.P.,

                         C/R MARINE COINVESTMENT, L.P.,

                        C/R MARINE COINVESTMENT II, L.P.

                                       and


                                  GERHARD KURZ


================================================================================

                                TABLE OF CONTENTS

                                                                                   PAGE
                                                                                   ----
Article 1                 DEFINITIONS................................................1

           1.1       Definitions.....................................................1

Article 2                 CORPORATE GOVERNANCE.......................................9

           2.1       Composition of the Board........................................9

           2.2       Removal........................................................11

           2.3       Vacancies......................................................12

           2.4       Special Continuing Director Provisions.........................13

           2.5       Committees.....................................................13

           2.6       Compensation...................................................14

           2.7       Investor Protective Provisions.................................14

           2.8       Minority Stockholder Protections...............................14

           2.9       No Voting or Conflicting Agreements............................15

Article 3                 RESTRICTIONS ON TRANSFER..................................15

           3.1       General Restrictions...........................................15

           3.2       Offer Notice...................................................15

           3.3       Right of First Refusal.........................................15

           3.4       Co-Sale Right..................................................16

           3.5       Permitted Transfers by Kurz....................................17

           3.6       Exceptions.....................................................17

           3.7       Jones Act Compliance...........................................18

           3.8       Transferees Bound..............................................18

           3.9       Legend.........................................................18

           3.10      Improper Transfer..............................................18

Article 4                 REPURCHASE RIGHT..........................................19

           4.1       Repurchase Right...............................................19

           4.2       Legend.........................................................19

Article 5                 REGISTRATION RIGHTS.......................................19

           5.1       Demand Registration............................................19

           5.2       Incidental Registration........................................21

           5.3       Holdback Agreements............................................23


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
           5.4       Registration Procedures........................................23

           5.5       Indemnification by the Company.................................26

           5.6       Indemnification by Participating Holders.......................27

           5.7       Conduct of Indemnification Proceedings.........................27

           5.8       Contribution...................................................28

           5.9       Participation in Public Offering...............................29

           5.10      Assignment of Registration Rights..............................29

           5.11      Limitation on Grant of Other Registration Rights...............30

Article 6                 HOLDING COMPANY...........................................30

           6.1       Formation of a Holding Company.................................30

           6.2       Stockholders Agreement.........................................30

           6.3       Jones Act Compliance...........................................30

Article 7                 MISCELLANEOUS.............................................31

           7.1       Entire Agreement; No Inconsistent Agreements...................31

           7.2       Binding Effect; Assignability; No Beneficiaries................31

           7.3       Amendment; Waiver; Termination.................................31

           7.4       Notices........................................................32

           7.5       After-Acquired Shares..........................................33

           7.6       Headings and References to Sections............................33

           7.7       Severability...................................................33

           7.8       Counterparts...................................................33

           7.9       APPLICABLE LAW.................................................33

           7.10      Specific Enforcement...........................................34

           7.11      Pronouns.......................................................34

           7.12      Trial by Jury..................................................34


                             STOCKHOLDERS' AGREEMENT

                     STOCKHOLDERS' AGREEMENT dated as of September 13, 2002 (this "Agreement"), among Seabulk International, Inc., a Delaware corporation (the "Company"), Nautilus Acquisition, L.P., a Delaware limited partnership ("Nautilus"), C/R Marine Domestic Partnership, L.P., a Delaware limited partnership ("C/R U.S."), C/R Marine Non-U.S. Partnership, L.P., a Delaware limited partnership ("C/R Non-U.S."), C/R Marine Coinvestment, L.P., a Delaware limited partnership ("C/R Coinvestment") and C/R Marine Coinvestment II, L.P., a Delaware limited partnership ("C/R Coinvestment II" and, together with C/R U.S., C/R Non-U.S. and C/R Coinvestment, the "C/R Entities") and Gerhard Kurz ("Kurz").

                               W I T N E S S E T H

                     WHEREAS, the Company and the Stockholders desire to enter into certain agreements with respect to the Company.

                     NOW, THEREFORE, in consideration of the foregoing covenants and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

                     1.1 Definitions.

                     (a) The following terms, as used herein, have the following meanings:

                     "Acquisition" has the meaning set forth in Section 6.1(a) of this Agreement.

                     "Acquisition Notice" has the meaning set forth in Section 6.1(a) of this Agreement.

                     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, however, that no Stockholder shall be deemed an Affiliate of any other Stockholder solely by reason of any investment in the Company. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                     "Agreement" has the meaning set forth in the introductory paragraph hereof.

                     "Board" means the Board of Directors of the Company.

                     "Business Combination" means (A) any merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company with any Control Person, or (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) by the Company or a majority-owned subsidiary of the Company, except proportionately as a stockholder of the Company, to or with a Control Person, whether as part of a dissolution (except as part of an insolvency or bankruptcy proceeding under applicable laws) or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate Fair Market Value equal to ten percent (10%) or more of either the aggregate Fair Market Value of all the assets of the Company determined on a consolidated basis or the aggregated Fair Market Value of all the outstanding stock of the Company; provided, however, that the foregoing shall not apply to mortgages, pledges, transfers or other dispositions made pursuant to any credit facility or other loan or financing arrangement of the Company or any of its majority-owned subsidiaries with respect to which a Control Person is an agent or member of a bona fide syndication of financial institutions or other lenders.

                     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

                     "By-laws" means the By-laws of the Company in effect as of the date hereof, as amended from time to time.

                     "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as in effect from time to time.

                     "Change of Control" means a transaction or series of transactions whereby any Person or group of Persons (within the meaning of the Exchange Act), other than any of the Stockholders or their Affiliates, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the issued and outstanding shares of Common Stock.

                     "Citizen" has the meaning ascribed to such term in the Certificate of Incorporation.

                     "Closings" shall mean the consummation of the transactions contemplated by the Purchase Agreements.

                     "Common Stock" means the Common Stock, par value $0.01 per share, of the Company.

                     "Common Stock Equivalents" means, without duplication with any other Common Stock or Common Stock Equivalents, any security of or right issued by the Company that is convertible into, exercisable for or exchangeable for, directly or indirectly, Common Stock of the Company, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

                     "Company" has the meaning set forth in the introductory paragraph hereof.

                     "Company Purchase Agreement" means the Stock Purchase Agreement dated as of June 13, 2002, by and among the Company, Nautilus and the C/R Entities, as may be amended from time to time.

                     "Continuing Directors" means directors selected by the Investor Stockholders pursuant to Section 5.07 of the Company Purchase Agreement to continue to serve on the Board following the closing of the transactions contemplated by the Company Purchase Agreement and any director that is designated to the Board to fill a vacancy created by the death, disability, retirement, resignation or removal of such a director.

                     "Control Person" means (x) a Person or group of Persons (as contemplated by Section 13(d)(3) of the Exchange Act) who beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) more than thirty percent (30%) of the outstanding shares of Voting Stock of the Company,
(y) any Person or group of Persons who by agreement, arrangement or understanding has the right or power to elect a majority of the members of the board of directors of the Company, or (z) any Affiliate of any such Person or member of a group of such Persons described in clause (x) or (y) (other than the Company and direct or indirect majority-owned subsidiaries of the Company); provided that (i) no Person or group (an "Exempt Person") shall be a Control Person if, and for so long as, (A) the Exempt Person is not a Person or group described in clause (y) or an Affiliate of such Person or group and (B) a Person (who is not a member of a group that includes the Exempt Person) or group (which does not include the Exempt Person as a member), together with any Affiliates of such other Person (or member of such group) beneficially owns a majority of the outstanding shares of Voting Stock of the Company and (ii) no individual who is a member of management and a party to this Agreement shall be a Control Person solely by reason of being a party to this Agreement.

                     "Corporate Transaction" has the meaning set forth in
Section 3.5 hereof.

                     "Co-Sale Election" has the meaning set forth in Section 3.4 hereof.

                     "Co-Sale Offer" has the meaning set forth in Section 3.4 hereof.

                     "C/R Coinvestment" has the meaning set forth in the introductory paragraph of this Agreement.

                     "C/R Coinvestment II" has the meaning set forth in the introductory paragraph of this Agreement.

                     "C/R Directors" has the meaning set forth in Section 2.1(a)(ii) of his Agreement.


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
                     "C/R Entities" has the meaning set forth in the introductory paragraph of this Agreement.

                     "C/R Non-U.S." has the meaning set forth in the introductory paragraph of this Agreement.

                     "C/R Permitted Transferee" means (A) any general or limited partner of any C/R Entity (a "C/R Partner"), and any corporation, partnership, limited liability company or other entity that is an Affiliate of a C/R Partner (collectively with the C/R Partners, the "C/R Affiliates"); (B) any managing director, general partner, director, limited partner, member, officer or employee of any C/R Entity or in any C/R Affiliate (collectively, "C/R Associates"); (C) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any C/R Associate; and (D) a trust, the beneficiaries of which, or a corporation, partnership or limited liability company, the stockholders, general or limited partners or members of which, include only C/R Affiliates, C/R Associates, their spouses or their lineal descendants.

                     "C/R U.S." has the meaning set forth in the introductory paragraph of this Agreement.

                     "C/R Voting Entities" means C/R U.S., C/R Coinvestment and C/R Coinvestment II.

                     "Demand Registration" has the meaning set forth in Section 5.1(a) of this Agreement.

                     "DGCL" means the General Corporation Law of the State of Delaware.

                     "Electing Stockholders" has the meaning set forth in
Section 6.1(a) of this Agreement.

                     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

                     "Fair Market Value" means with respect to property, securities or rights other than cash, its fair market value as determined by the Board; provided, that any publicly-traded securities shall be valued as follows:

           (a) If traded on a securities exchange or through the Nasdaq Stock Market, the value shall be deemed to be the average of the reported closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the determination date; or

           (b) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the determination date.

                     "Fully Diluted Common Stock" means, at any time, the then outstanding shares of Common Stock plus (without duplication) all shares of Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the conversion, exchange or exercise of all then outstanding Common Stock Equivalents.

                     "Holders" means the Investor Stockholders and any Stockholder to whom an Investor Stockholder transfers registration rights pursuant to Section 5.10 of this Agreement.

                     "Holding Company" has the meaning set forth in Section 6.1(a) of this Agreement.

                     "Incidental Registration" has the meaning set forth in
Section 5.2(a) of this Agreement.

                     "Incidental Withdrawal Election" has the meaning set forth in Section 5.2(b) of this Agreement.

                     "Indemnified Party" has the meaning set forth in Section
5.7 of this Agreement.

                     "Indemnifying Party" has the meaning set forth in Section
5.7 of this Agreement.

                     "Independent Directors" has the meaning ascribed to such term in paragraph (a) of Article XIV of the Certificate of Incorporation.

                     "Initial Ownership" of a Stockholder means the number of shares of Common Stock owned by such Stockholder immediately following the Closings and the number of shares of Common Stock issuable pursuant to Note Warrants (as defined in the Loomis Purchase Agreement) owned by such Stockholder immediately following the Closings (or the corresponding number of shares of Common Stock resulting from any stock dividend, stock split, combination of shares, reorganization, reclassification or other similar event).

                     "Inspectors" has the meaning set forth in Section 5.4(g) of this Agreement.

                     "Investor Directors" means the Nautilus Directors and the C/R Directors.

                     "Investor Stockholders" means Nautilus and the C/R Entities (including as such terms may be defined pursuant to Sections 1.1(b) and (c) hereof).

                     "Kurz" has the meaning set forth in the introductory paragraph hereof.

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
                     "Kurz Permitted Transferee" means, with respect to Kurz, a trust that is for the exclusive benefit of, or a partnership the partners of which are exclusively, Kurz or the spouse, issue or parent of Kurz; a corporation or other entity, all of the capital stock or other equity of which is held by Kurz or the spouse, issue or parent of Kurz; or the estate or legal representative of Kurz.

                     "Loomis Purchase Agreement" means the Securities Purchase Agreement dated as of June 13, 2002, by and among Loomis, Sayles & Company, L.P., Nautilus and the C/R Entities, as may be amended from time to time.

                     "Management Director" has the meaning set forth in Section 2.1(a)(iii) of this Agreement.

                     "Maximum Offering Size" has the meaning set forth in
Section 5.1(d) of this Agreement.

                     "Minority Stockholders" shall mean the holders of Common Stock of the Company, other than any holder that constitutes a Control Person.

                     "Mutual Directors" has the meaning set forth in Section 2.1(a)(iv) of this Agreement.

                     "NASD" has the meaning set forth in the definition of "Registration Expenses" in this Section 1.1.

                     "Nautilus" has the meaning set forth in the introductory paragraph of this Agreement.

                     "Nautilus Directors" has the meaning set forth in Section 2.1(a)(i) of this Agreement.

                     "Nautilus Permitted Transferee" means (A) any general or limited partner, member or stockholder of Nautilus (a "Nautilus Partner"), and any corporation, partnership, limited liability company, or other entity that is an Affiliate of any Nautilus Partner (collectively, the "Nautilus Affiliates");
(B) any managing director, general partner, director, limited partner, officer or employee of Nautilus or in any Nautilus Affiliate (collectively, "Nautilus Associates"); (C) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Nautilus Associate; and (D) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only Nautilus, Nautilus Affiliates, Nautilus Associates, their spouses or their lineal descendants.

                     "Nominee" has the meaning set forth in Section 2.3(a) of this Agreement.

                     "Non-Accepting Offeree" has the meaning set forth in
Section 3.3 of this Agreement.

                     "Offeree" has the meaning set forth in Section 3.2 of this Agreement.

                     "Option" has the meaning set forth in Section 3.3 of this Agreement.

                     "Permitted Transferee" means, in the case of Nautilus, a Nautilus Permitted Transferee, in the case of a C/R Entity, a C/R Permitted Transferee, or in the case of Kurz, a Kurz Permitted Transferee.

                     "Person" means an individual, corporation, partnership, association, limited liability company, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                     "Public Offering" means an underwritten offering of Registrable Shares.

                     "Public Sale" means a sale (i) pursuant to an effective registration statement under the Securities Act or (ii) under Rule 144 or similar rule.

                     "Purchase Agreements" means the Company Purchase Agreement and the Loomis Purchase Agreement.

                     "Qualified Minority Transaction" means a Business Combination that follows a public tender offer for voting stock by a Control Person where (i) the Control Person purchases all shares that are validly tendered and (ii) to the extent that a Control Person has purchased shares of such voting stock in the six (6) month period prior to the consummation of the tender offer, the offer price is, at a minimum, the highest price per share paid by such Control Person or an Affiliate of such Control Person in the six (6) month period prior to the commencement of the tender offer.

                     "Records" has the meaning set forth in Section 5.4(g) of this Agreement.

                     "Registrable Shares" means all shares of Common Stock then held by a Holder (including, but not limited to, any Common Stock issuable upon exercise or conversion of any Common Stock Equivalents) and all other shares of capital stock of the Company and shares of capital stock of the Company issued or issuable upon conversion, exercise or exchange of securities of the Company then held by a Holder.

                     "Registration Expenses" means (i) all registration and prospectus filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Shares, if any),
(iii) printing expenses, (iv) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public or chartered accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by such accountants of a comfort letter or comfort letters requested pursuant to Section 5.4(h) hereof), (vi) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (vii) reasonable fees and expenses of counsel for all Holders, (viii) fees and expenses in connection with any review of underwriting arrangements by the National Association of Securities Dealers, Inc. (the "NASD") including fees and expenses of any "qualified independent underwriter," (ix) fees and expenses of listing the Registrable Shares on an exchange or other trading system and (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities; but shall not include any underwriting fees, discounts or commissions attributable to the sale of Registrable Shares, or any out-of-pocket expenses (except as set forth in clause (vii) above) of the Holders (or the agents who manage their accounts), or any fees and expenses of underwriter's counsel.

                     "Representative" has the meaning set forth in Section 2.5(b) of this Agreement.

                     "Requesting Stockholder" has the meaning set forth in
Section 5.1(a) of this Agreement.

                     "Rule 144" means Rule 144 (or any successor provision) under the Securities Act, as such rule may be amended from time to time.

                     "SEC" means the Securities and Exchange Commission or any successor thereto performing similar regulatory functions.

                     "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

                     "Stockholders" means Nautilus, the C/R Entities, Kurz and those Persons to whom shares of Common Stock and/or Common Stock Equivalents are transferred and who become a party hereto in accordance with Section 3.8 hereof.

                     "Transfer" has the meaning set forth in Section 3.1(a) hereof.

                     "Transferor" has the meaning set forth in Section 3.2 hereof.

                     "Transferor's Notice" has the meaning set forth in Section
3.2 hereof.

                     "Transferor's Securities" has the meaning set forth in
Section 3.2 hereof.

                     "U.S. Stockholder" means any Stockholder that is a Citizen.

                     "Voting Stock" means stock of the Company of any class or series that entitles its holder to vote in the election of directors.

                     "Withdrawal Election" has the meaning set forth in Section 5.1(d) of this Agreement.

                     (b) The term "Nautilus" (including in any case where such term is included in another defined term hereunder), to the extent that Nautilus shall have transferred any of its shares of Common Stock and/or Common Stock Equivalents to the Nautilus Permitted Transferees, shall mean Nautilus and the Nautilus Permitted Transferees, and any right or action that may be taken at the election of Nautilus may be taken at the election of Nautilus on behalf of itself and the Nautilus Permitted Transferees, as the case may be; provided, however, that for purposes of Article 2 hereof the term "Nautilus" shall not include any Nautilus Permitted Transferee to the extent that such Nautilus Permitted Transferee is not a Citizen.

                     (c) The term "C/R Entities" (including in any case where such term is included in another defined term hereunder), to the extent a C/R Entity shall have transferred any of its shares of Common Stock and/or Common Stock Equivalents to C/R Permitted Transferees, shall mean the C/R Entities and the C/R Permitted Transferees, and any right or action that may be taken at the election of the C/R Entities may be taken at the election of C/R U.S. on behalf of the C/R Entities and the C/R Permitted Transferees, as the case may be; provided, however, that for purposes of Article 2 hereof the term "C/R Entities" shall not include any C/R Permitted Transferee to the extent that such C/R Permitted Transferee is not a Citizen.

                     (d) The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits hereto, as the same may from time to time be amended or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

                                   ARTICLE 2
                              CORPORATE GOVERNANCE

                     2.1 Composition of the Board.

                     (a) The Board shall consist of ten (10) directors appointed in accordance with this Section 2.1. At any time at which the stockholders of the Company will have the right to vote for, or will vote for, or consent in writing to, the election or appointment of directors of the Company, Nautilus and each of the C/R Voting Entities hereby agrees to vote or cause to be voted all shares of Common Stock owned or hereafter acquired by it, or over which it has voting control, in favor of the following actions:

                     (i) Nautilus Designees. To cause and maintain the election to the Board of the following number of designees of Nautilus, the names of which shall be submitted to the Company in writing by Nautilus (the "Nautilus Directors"):

                     (1) For so long as Nautilus continues to own shares of Common Stock representing at least 50% of its Initial Ownership, four (4) designees;

                     (2) For so long as Nautilus continues to own shares of Common Stock representing less than 50% but at least 10% of its Initial Ownership, two (2) designees;

                     (3) For so long as Nautilus continues to own shares of Common Stock representing less than 10% but at least 5% of its Initial Ownership, one (1) designee; and

                     (4) At such time as Nautilus owns shares of Common Stock representing less than 5% of its Initial Ownership, it shall no longer be entitled to designate any directors to the Board.

                     (ii) C/R Designees. To cause and maintain the election to the Board of the following number of designees of C/R U.S., the names of which shall be to the Company in writing by C/R U.S. (the "C/R Directors"):

                     (1) For so long as the C/R Entities continue to own in the aggregate shares of Common Stock representing at least 50% of their aggregate Initial Ownership, two (2) designees;

                     (2) For so long as the C/R Entities continue to own in the aggregate shares of Common Stock representing less than 50% but at least 10% of their aggregate Initial Ownership, one (1) designee; and

                     (3) At such time as the C/R Entities own in the aggregate shares of Common Stock representing less than 10% of their aggregate Initial Ownership, it shall no longer be entitled to designate any directors to the Board.

                     (iii) Management Director. To cause and maintain the election to the Board of the then duly appointed and serving Chief Executive Officer of the Company (as such, the "Management Director").

                     (iv) Mutual Directors. So long as Article XIV of the Certificate of Incorporation is in effect, to cause and maintain the election to the Board of three (3) Independent Directors, who shall be acceptable to (A) Nautilus, so long as it continues to own shares of Common Stock representing at least 5% of its Initial Ownership, and (B) C/R U.S. so long as the C/R Entities continue to own in the aggregate shares of Common Stock representing at least 10% of their aggregate Initial Ownership (the "Mutual Directors"); provided, however, that the initial Mutual Directors shall be Continuing Directors; provided, further, that in the event there are less than three (3) Independent Directors and Nautilus and C/R U.S. fail to agree on an acceptable Independent Director to fill such vacancy within ninety (90) days of the occurrence of such vacancy (or within such shorter period as may be required if such vacancy is required to be filled prior to such date by applicable law or rule or listing requirement of any national stock exchange or SEC recognized trading market on which securities issued by the Company are listed or quoted that is applicable to the Company), then the remaining Independent Director(s) shall designate an Independent Director to fill such vacancy.

                     (b) Immediately upon the Closings, the Nautilus Directors shall be Ari Benacerraf, David Durkin, Kenneth V. Huseman, and Steven Webster; the C/R Directors shall be Pierre F. Lapeyre and David M. Leuschen; the Management Director shall be Kurz; and the Mutual Directors shall be Peter H. Cressy, Robert L. Keiser and Thomas P. Moore, Jr.

                     (c) In furtherance of the foregoing, Nautilus and each of the C/R Voting Entities hereby agrees to take all necessary action in order to ensure that the composition of the Board is as set forth in this Section 2.1; provided, however, that nothing contained herein shall require Nautilus and the C/R Voting Entities to take action to ensure the composition of the Board in the manner set forth in this Section 2.1 to the extent that such composition would be in contravention of any law or rule or listing requirement of any national stock exchange or SEC recognized trading market on which securities issued by the Company are listed or quoted that is applicable to the Company.

                     (d) In the event that at any time during the term of this Agreement any Person or Persons entitled under this Section 2.1 to designate a director is no longer entitled to designate one or more persons to serve as directors, then such director position(s) shall be filled by the remaining directors or by the stockholders of the Company in accordance with the DGCL, the Certificate of Incorporation and the By-laws. Notwithstanding that a Person or Persons is no longer entitled to designate one or more persons to serve as directors under this Section 2.1, nothing herein shall preclude an Affiliate, partner or associate of such Person from serving on the Board if such person is elected in accordance with this Section 2.1(d).

                     (e) In furtherance of the foregoing, promptly following such designations, the Company will take all action necessary to elect the Nautilus Directors, the C/R Directors, the Management Director and the Mutual Directors as members of the Board. Without limiting the foregoing the Company agrees to cause each such designee to be nominated for election to the Board at each annual meeting of the Company's stockholders or any special meeting in lieu thereof. To the extent the Company's proxy statement for any annual meeting of stockholders, or any special meeting in lieu thereof, includes a recommendation regarding the election of any other nominees to the Board, the Company agrees to include a recommendation of its Board that the stockholders also vote in favor of each such designee pursuant to this Agreement standing for election at such meeting. The Company shall take all actions necessary to ensure that the Certificate of Incorporation and By-laws as in effect immediately following the date hereof and at any time thereafter do not conflict in any respect with the provisions of this Article 2.

                     2.2 Removal.

                     (a) If any Person(s) entitled to designate a director requests that any of its or their respective designees be removed as a director (with or without cause) by written notice thereof to the Company, each U.S.

Stockholder shall vote all of its shares of Common Stock in favor of such removal upon such request.

                     (b) Each U.S. Stockholder agrees that if at any time it is then entitled to vote for the removal of directors of the Company, it shall not vote any of its shares of Common Stock in favor of, or take any other action related to, the removal of any director who shall have been designated pursuant to Section 2.1 unless the Person(s), if any, entitled to designate or nominate such director shall have consented to such removal in writing or unless requested by such Person(s) pursuant to Section 2.2(a) or unless such removal is pursuant to Section 2.3(b).

                     (c) Notwithstanding Sections 2.2(a) and (b) above, each U.S. Stockholder agrees that, for a period of one (1) year following the date hereof, it shall not vote any of its shares of Common Stock in favor of the removal of any Continuing Director, unless such removal is for cause (as determined in accordance with Section 141 of the DGCL).

                     2.3 Vacancies.

                     (a) If, as a result of death, disability, retirement, resignation or removal (for any or no reason) of a director designated pursuant to Section 2.1, there shall exist or occur any vacancy of the Board (other than with respect to the Management Director):

                     (i) the Person or Persons entitled under Section 2.1 to designate such director whose death, disability, retirement, resignation or removal resulted in such vacancy shall (so long as such person is then entitled), as promptly as reasonably possible, designate another individual (the "Nominee") to fill such capacity and serve as a director of the Company; and

                     (ii) Nautilus and each of the C/R Voting Entities shall vote his, her or its shares of Common Stock, or execute a written consent, as the case may be, and take all such other actions to ensure that the Nominee will be elected to the Board. Any vacancy that occurs shall be filled as promptly as possible upon the designation of a Nominee by the Person or Persons having the right to nominate a Nominee to fill such vacancy.

                     (b) If, prior to or following his or her election to the Board of Directors of the Company pursuant to Section 2.1(a)(iii) hereof, the Management Director shall be unable or unwilling to serve as a director of the Company, shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a director of the Company, or shall cease to be the Chief Executive Officer of the Company for any reason, then the Board shall elect a replacement designee (to be nominated by (A) Nautilus, so long as it continues to own shares of Common Stock representing at least 5% of its Initial Ownership, and (B) C/R U.S. so long as the C/R Entities continue to own in the aggregate shares of Common Stock representing at least 10% of their aggregate Initial Ownership) to fill the unexpired term of the Management Director; provided, however, that at such time as the Chief Executive Officer of the Company shall be able and willing to serve as a director such replacement designee shall be removed (and each of the Stockholders shall vote all of his or her or its Common Stock in favor of such removal) and the Chief Executive Officer shall be appointed by the Board of Directors to fill such vacancy; it being understood that upon any Person's ceasing to the Chief Executive Officer of the Company, including but not limited to, as a result of the resignation, renewal or termination of such Person, such Person shall immediately be removed as a director.

                     2.4 Special Continuing Director Provisions. For a period of one (1) year after the Closings, the Investor Stockholders shall not take any action that will cause the Continuing Directors to represent less than a majority of the total number of Independent Directors, except to the extent necessary to comply with any law or rule or listing requirement of any national stock exchange or SEC recognized trading market on which securities issued by the Company are listed or quoted that is applicable to the Company. Additionally, to the extent that an annual meeting of stockholders of the Company is held for the election of the directors during the first (1st) year after the Closings, Nautilus and the C/R Voting Entities will vote for the election of the Continuing Directors then serving as directors to serve an additional one (1) year term.

                     2.5 Committees.

                     (a) From and after the date hereof, the Company, to the extent requested by Nautilus and the C/R Voting Entities, Nautilus and each of the C/R Voting Entities shall cause the Board of Directors to designate at least one Nautilus Director and at least one C/R Director to serve on each of the audit committee and the compensation committee of the Board, except to the extent that such designation would not comply with any law or rule or listing requirement of any national stock exchange or SEC recognized trading market on which securities issued by the Company are listed or quoted that is applicable to the Company.

                     (b) If at any time that Nautilus or the C/R Voting Entities do not have a representative on any committee of the Board then Nautilus or the C/R Voting Entities, as the case may be, shall have the right to select one representative (each a "Representative") who shall (i) receive all notices and information that the Company distributes to each such committee at the time such notices and information are distributed to members of such committees, and (ii) have the right to attend and observe in a nonvoting capacity all meetings of such committees; provided, however, (x) that the Company reserves the right to exclude each Representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege; (y) that each Representative shall agree to maintain the confidentiality of all Company information and all proceedings at such committees to the same extent as he would be required to do if he were a member of such committee; and (z) that such designation shall not conflict with any law or rule or listing requirement of any national stock exchange or SEC recognized trading market on which securities issued by the Company are listed or quoted that is applicable to the Company.

                     2.6 Compensation. Each director of the Board shall receive fees or other compensation as may be determined from time to time by the Board; provided, however, that directors shall be entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their services as directors, including, without limitation, those out-of-pocket expenses incurred in connection with their travel to and attendance at Board and Board committee meetings.

                     2.7 Investor Protective Provisions. So long as Nautilus owns at least 15% of the Fully Diluted Common Stock of the Company, the following matters will require unanimous affirmative approval of the Investor Directors appointed by Nautilus, and so long as the C/R Entities own, in the aggregate, at least 15% of the Fully Diluted Common Stock of the Company, the following matters will require unanimous approval of the Investor Directors appointed by the C/R Voting Entities:

                     (a) any purchase or other acquisition by the Company of capital stock of the Company, directly or indirectly, except in connection with the purchase of shares of Common Stock from former employees, consultants and directors of the Company;

                     (b) any transaction for which the approval of Independent Directors would be required pursuant to paragraph (c) of Article XIV of the Certificate of Incorporation;

                     (c) any issuance of securities of the Company, other than
(i) pursuant to employee or director compensation arrangements approved by the Board, (ii) ordinary trade debt and (iii) in conjunction with equipment leases; and

                     (d) any amendment to the Certificate of Incorporation or By-laws.

                     2.8 Minority Stockholder Protections. Until the earliest to occur of (a) the second anniversary of this Agreement, (b) the consummation of a Qualified Minority Transaction or (c) the consummation of a Business Combination in compliance with the Certificate of Incorporation, at any time a Control Person beneficially owns (as determined pursuant to Rule 13d-3 of the Exchange
Act) 90% or more of the outstanding shares of Common Stock, the Company shall not enter into a Business Combination (including a merger pursuant to Section 253 of the General Corporation Law of Delaware) without the approval of holders of a majority of the outstanding shares of Common Stock held by Minority Stockholders, provided, however, that such approval shall not be required for
(x) a Business Combination that occurs within 150 days following the consummation of a tender offer by a Control Person for all of the shares of the Common Stock then held by the Minority Stockholders, provided that (i) such tender offer is subject to the nonwaiveable condition that there have been validly tendered and not withdrawn a majority of the shares of Common Stock then held by the Minority Stockholders; (ii) such condition is met; and (iii) the Fair Market Value of the consideration to be paid in respect of shares of Common Stock held by remaining Minority Stockholders in such merger shall be no less than the Fair Market Value of the consideration paid per share in such tender offer or (y) a Qualified Minority Transaction.

                     2.9 No Voting or Conflicting Agreements. No Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the shares of Common Stock held by such Stockholder, nor shall any Stockholder enter into any agreements or arrangements of any kind with any Person that contain provisions that are inconsistent with the provisions of this Agreement.


                                   ARTICLE 3
                            RESTRICTIONS ON TRANSFER

                     3.1 General Restrictions. No Stockholder may, directly or indirectly, sell, assign, transfer, offer, grant a participation in, mortgage, pledge, hypothecate, create a security interest in or lien upon, encumber, donate, contribute, place in trust, or otherwise dispose of (collectively, "Transfer") any shares of Common Stock or Common Stock Equivalents, except in compliance with this Agreement.

                     3.2 Offer Notice. In the event that a Stockholder (a "Transferor") proposes to Transfer for value any Common Stock and/or Common Stock Equivalents held by such Stockholder (the "Transferor's Securities"), then the Transferor shall, no later than fifteen (15) days prior to the consummation of such transaction, give notice in writing of such transaction (the "Transferor's Notice") to each other Stockholder (an "Offeree") stating (i) the Transferor's bona fide intention to Transfer the Transferor's Securities, (ii) the number and kind of the Transferor's Securities to be Transferred, (iii) the price and terms for such proposed Transfer, (iv) the name of the proposed transferee and that such proposed transferee is committed to acquire the stated number of the Transferor's Securities on the stated price and terms, and (v) a representation that such proposed transferee has been informed of the rights provided for in this Article 3 and has agreed to purchase the Transferor's Securities in accordance with the terms hereof.

                     3.3 Right of First Refusal. In the event a Transferor proposes to Transfer any of the Transferor's Securities pursuant to Section 3.2 above, then the Transferor's Notice shall also contain an offer to sell (the "Option") to each of the Offerees, at the same price and for the same consideration specified to be paid by the proposed transferee (provided that, in the event any of such consideration is non-cash consideration, at the election of such Offeree, such Offeree may pay cash equal to the Fair Market Value of such non-cash consideration), the Transferor's Securities to be sold in the proposed Transfer in proportion to the number of shares of Common Stock owned by each Offeree. If any Offeree to whom the Option is given fails to accept (a "Non-Accepting Offeree") in writing the Option by the fifteenth (15th) day after the Transferor's delivery of the Transferor's Notice, then the Transferor shall promptly notify the Offerees accepting such Option in writing of such failure and such other Offerees may purchase such Transferor's Securities that were offered to such Non-Accepting Offeree in the proportions upon which they mutually agree, or, if they are unable to agree upon an allocation of such Transferor's Securities among themselves, then in proportion to the number of shares of Common Stock owned by each such Offeree who wishes to purchase such Transferor's Securities. Unless, through exercise of the Option, all the

Transferor's Securities proposed to be Transferred in the Transferor's Notice are to be acquired by the Offerees, the Transferor may Transfer, subject to the remaining provisions of this Article 3, all of such Transferor's Securities covered by the Transferor's Notice in accordance with the terms of such Transfer set forth in the Transferor's Notice; provided, however, that such Transfer must occur no later than thirty (30) days after the date the Transferor's Notice was received by the Offerees; provided further, that if such Transfer is subject to any prior regulatory approval and the Transferor and the proposed transferee act in a commercially reasonable manner to obtain such regulatory approval, the time period during which such Transfer may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received; and provided further, that such time period shall not exceed ninety
(90) days from the date the Transferor's Notice was received by the Offerees. If the Option is accepted in a manner such that all the Transferor's Securities covered by the Transferor's Notice are to be acquired by the Offerees, the Transferor shall Transfer all such Transferor's Securities (free and clear of all liens and encumbrances other than those created hereunder) to the applicable Offerees within twenty (20) days after the date such Option is accepted by such Offerees, against delivery by such Offerees of the consideration payable to the Transferor; provided, however, that such closing may be extended by the Offerees to obtain any required governmental approvals or to call capital, if applicable.

                     3.4 Co-Sale Right. The Transferor's Notice delivered pursuant to Section 3.2 (unless such Transferor's Notice is delivered by Kurz, who shall not be bound by the obligations of this Section 3.4) shall also state (the "Co-Sale Offer") that, in lieu of exercising the Option, or if less than all of the Transferor's Securities covered by the Transferor's Notice are to be purchased as a result of the exercise of the Option, then each Offeree (other than Kurz, who shall not be entitled to any of the rights of this Section 3.4) shall have the right to have included in the proposed Transfer a portion of the Common Stock and/or Common Stock Equivalents to be Transferred, which shall be the product of (i) the number of shares (including shares issuable upon exercise or conversion of Common Stock Equivalents to be transferred) covered by the Transferor's Notice and (ii) a fraction, the numerator of which is the number of shares of Common Stock held by such Offeree, and the denominator of which in the aggregate number of all shares of Common Stock held by the Transferor and all Offerees electing to accept the Co-Sale Offer. If any Offeree elects to participate in the proposed Transfer pursuant to this Section 3.4 (a "Co-Sale Election") by providing written notice thereof to the Transferor by the fifteenth (15th) day after delivery of the Transferor's Notice, such Offeree shall convert the portion of its then-convertible or exercisable Common Stock Equivalents to be included in the proposed Transfer to Common Stock prior to any such Transfer to the extent the Transferor is transferring shares of Common Stock. The Company and the Transferor agree to make any such conversion or exercise concurrent with the actual Transfer to the proposed transferee. If any Offeree shall make a Co-Sale Election, the Transferor shall reduce, to the extent necessary, the number of shares of Common Stock or Common Stock Equivalents it otherwise would have sold in the proposed Transfer so as to permit those Offerees who have made a Co-Sale Election to Transfer the number of shares of Common Stock and/or Common Stock Equivalents, if applicable, that they are entitled to Transfer under this Section 3.4. If a Co-Sale Election has been made with respect to any Common Stock or Common Stock Equivalents proposed to be Transferred, then the Transferor may not effect any Transfer of any Common Stock or Common Stock Equivalents to any transferee (as otherwise permitted by Section 3.4) unless such transferee shall also purchase from the Offerees making such Co-Sale Election the Common Stock or Common Stock Equivalents, as applicable, permitted to be included by such Offerees in such Transfer pursuant to this
Section 3.4; provided, however, that such transferee need not purchase any Common Stock or Common Stock Equivalents from an Offeree (and may instead purchase a like number of such Common Stock or Common Stock Equivalents at the same price from the Transferor) if such Offeree refuses to enter into any applicable agreements between the Transferor and the proposed transferee on the same terms as are applicable to the Transferor (provided that no Offeree will be required to (A) enter into any agreements not relating directly to the purchase and sale of the Common Stock or Common Stock Equivalents, (B) enter into any non-competition covenant or (C) make representations or warranties except as to title to and absence of liens or encumbrances (other than those created hereunder) on the securities being sold by such Offeree).

                     3.5 Permitted Transfers by Kurz. The provisions of Sections
3.2 and 3.3 shall not apply to any Transfers by Kurz of shares of Common Stock or Common Stock Equivalents held by him in an amount not to exceed in the aggregate, in any given year ending on the anniversary date of this Agreement, the sum of (i) 2% of the aggregate number of shares of Common Stock and vested Common Stock Equivalents (on an as converted basis) held by him at the beginning of such year and (ii) the aggregate number of shares that could have been transferred by Kurz in any prior years under clause (i) of this Section 3.5 that were not so transferred; provided that the aggregate number of shares that Kurz may transfer pursuant to this sentence shall not exceed 10% of the greatest aggregate number of shares of Common Stock and vested Common Stock Equivalents (on an as converted basis) held by Kurz since the date of this Agreement. Until the earlier of (i) the termination of Kurz's employment with the Company without cause (as such term is defined in any employment agreement between the Company and Kurz) and (ii) the later of (x) five (5) years from the date hereof and (y) the expiration or termination of Kurz's employment with the Company (such time period as applicable under clause (i) or (ii), the "Consent Period"), any transfers in excess of such amounts shall require the express written consent of Stockholders holding at least a majority of the shares of Common Stock held by all Stockholders (excluding Kurz), notwithstanding anything to the contrary contained herein, including Sections 3.2 and 3.3. In any event, Kurz shall give the Stockholders at least 5 Business Days notice prior to any transfer of Common Stock or Common Stock Equivalents being effected in accordance with this Section
3.5. The provisions of this Section 3.5 shall terminate and cease to be of any force and effect upon the expiration of the Consent Period and any transfers after such expiration shall be subject to Sections 3.2 and 3.3 hereof.

                     3.6 Exceptions. In no event shall (a) any exchange, reclassification, or other conversion of shares of Common Stock or Common Stock Equivalents into any cash, securities, or other property pursuant to a recapitalization or a merger or consolidation of the Company or any subsidiary of the Company with, any sale of all of the outstanding Common Stock and Common Stock Equivalents to, or any sale or Transfer by the Company or any subsidiary of the Company of all or substantially all its assets to, any Person (a "Corporate Transaction"), (b) a Transfer of shares of Common Stock or Common Stock Equivalents to the Holding Company in accordance with Article 6 hereof or
(c) a Public Sale, constitute a Transfer of shares of Common Stock or Common Stock Equivalents for purposes of this Article 3. In addition, Sections 3.2, 3.3 and 3.4 hereof shall not apply to any Transfer of Common Stock or Common Stock Equivalents (i) by a Stockholder to a Permitted Transferee of such Stockholder, provided that any Permitted Transferee having acquired Common Stock and/or Common Stock Equivalents shall have agreed, by the execution of a counterpart signature page hereto, to take and hold such shares of Common Stock or Common Stock Equivalents subject to the provisions and upon the conditions specified in this Agreement as a Stockholder.

                     3.7 Jones Act Compliance. Notwithstanding anything in this Agreement to the contrary, no Stockholder shall Transfer shares of Common Stock or Common Stock Equivalents owned by it to any Person (including any Permitted Transferee) that does not constitute a Citizen to the extent that such Transfer would result in the Company not meeting the requirements of Section 2 of the Shipping Act, 1916, as amended, for the ownership and operation of vessels in the United States coastwise trade.

                     3.8 Transferees Bound. No Stockholder shall Transfer any Common Stock or Common Stock Equivalents, unless such transferee shall have agreed, by execution of a counterpart signature page hereto, to take and hold such shares of Common Stock and Common Stock Equivalents subject to the provisions and upon the conditions specified in this Agreement, and upon such execution, such transferee shall become a "Stockholder" hereunder.

                     3.9 Legend. In addition to any other legend that may be required, each certificate for shares of Common Stock and Common Stock Equivalents that is issued to any Stockholder shall bear a legend in substantially the following form:

           "THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS' AGREEMENT DATED SEPTEMBER 13, 2002, A COPY OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY AND ANY SUCCESSOR THERETO. BY ACCEPTANCE OF THIS CERTIFICATE, EACH HOLDER HEREOF AGREES TO BE BOUND BY THE PROVISIONS OF THE STOCKHOLDERS' AGREEMENT."

                     3.10 Improper Transfer. Any attempt to Transfer any shares of Common Stock or Common Stock Equivalents not in compliance with this Agreement or the Securities Act shall be null and void, and neither the Company nor any transfer agent shall give any effect in the Company's transfer records to such attempted Transfer.

                                   ARTICLE 4
                                REPURCHASE RIGHT

                     4.1 Repurchase Right. The Company shall have a purchase right in any Common Stock or Common Stock Equivalents owned (including shares of Common Stock and Common Stock Equivalents hereafter acquired) by Kurz on the terms of the purchase right contained in that certain Non-Qualified Stock Option Agreement between Kurz and the Company, dated June 16, 2000, as in effect as of the date hereof; provided that the foregoing repurchase right shall terminate and this paragraph shall cease to be of any force and effect upon the later of
(i) five (5) years from the date hereof and (ii) the expiration of such purchase right following the expiration or termination of Kurz's employment with the Company, except that if Kurz's employment with the Company is terminated by the Company without cause (as defined in any employment agreement between the Company and Kurz), then such purchase right shall terminate immediately upon such termination of Kurz's employment. Without limiting the foregoing, no waiver or amendment of any provision of any applicable benefit plan or agreement to eliminate or restrict such repurchase right shall be effective with respect to Kurz.

                     4.2 Legend. Each certificate or instrument representing shares of Common Stock or a Common Stock Equivalent held by Kurz or a Kurz Permitted Transferee shall bear a conspicuous legend in substantially the following form:

                     "THE SHARES [REPRESENTED BY THIS CERTIFICATE] [ISSUABLE PURSUANT TO THIS AGREEMENT] ARE SUBJECT TO AN OPTION TO PURCHASE PROVIDED UNDER THE PROVISIONS OF THE STOCKHOLDERS' AGREEMENT DATED SEPTEMBER 13, 2002, A COPY OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY AND ANY SUCCESSOR THERETO."


                                   ARTICLE 5
                               REGISTRATION RIGHTS

                     5.1 Demand Registration.

                     (a) Upon the written request of a Holder (such requesting party, a "Requesting Stockholder") requesting that the Company effect the registration under the Securities Act of any or all such Requesting Stockholder's Registrable Shares and specifying the intended method of disposition thereof, the Company will promptly give written notice of such requested registration (a "Demand Registration") at least twenty (20) days prior to the anticipated filing date of the registration statement relating to such Demand Registration to all other Holders, and thereupon will use its best efforts to effect, as expeditiously as reasonably possible, the registration under the Securities Act of:

                     (i) the Registrable Shares that the Company has been so requested to register by the Requesting Stockholder; and

                     (ii) all other Registrable Shares that any other Holder has requested the Company to register, subject to Section 5.2 hereof, by written request received by the Company within ten (10) days after the receipt by such Holders of such written notice given by the Company, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Shares so to be registered; provided, however, that (i) the Company shall not be obligated to effect more than one Demand Registrations in any nine-month period, (ii) the Company shall not be obligated to effect (A) more than four Demand Registrations for Nautilus or its transferees or (B) more than two Demand Registrations for the C/R Entities (taken as a group) or their transferees, (iii) the Company shall not be obligated to effect a Demand Registration unless, in the reasonable judgment of the Company exercised in good faith, the aggregate number of Registrable Shares requested to be included in such Demand Registration by the Holders would have a Fair Market Value of at least $20,000,000, and (iv) the Company may delay the filing of a registration statement pursuant to a Demand Registration for a reasonable period (not to exceed 90 days), if, in the good faith judgment of the Company, it is in the best interests of the Company not to disclose the existence of or facts surrounding a significant corporate development or transaction then pending or in progress.

                     The Requesting Stockholder requesting a registration under this Section 5.1(a) may, at any time prior to the effective date of the registration statement relating to such Demand Registration, revoke such request, without liability to the Company or any of the other Holders (except as provided below) by providing a written notice to the Company and such other Holders irrevocably revoking such request, in which case such request, so revoked, shall not be considered a Demand Registration and any fees and expenses incurred in connection with such request prior to such revocation shall not be deemed to be Registration Expenses and shall be paid by the Requesting Stockholder revoking such request, except to the extent that such Demand Registration is continued in accordance with the following proviso; provided, however, that any other Holder entitled to request a Demand Registration under this Section 5.1(a) may request the Company to continue such registration by providing written notice within five (5) days of receipt of the notice revoking the original request, in which case such registration shall constitute a Demand Registration of such other Holder and such Holder will be deemed to be the "Requesting Stockholder" with respect to such registration; provided that the Company shall not be obligated to effect the Demand Registration unless, in the reasonable judgment of the Company exercised in good faith, the aggregate number of Registrable Shares requested to be included in such Demand Registration by the Holders would have a Fair Market Value of at least $20,000,000.

                     (b) The Company will pay all Registration Expenses in connection with any Demand Registration.

                     (c) A Demand Registration requested pursuant to Section 5.1(a) shall not be deemed to have been effected unless the registration statement relating thereto (i) has become effective under the Securities Act and
(ii) has remained effective for a period of at least 120 days (or such shorter period in which all Registrable Shares of the Holders included in such Demand Registration has actually been sold thereunder); provided, however, that, if after any registration statement requested pursuant to this Section 5.1 becomes effective, such registration statement is interfered with by any stop order, cease trade order, injunction or other order or requirement of the SEC, or other governmental agency or court solely due to the actions or omissions to act of the Company, such registration statement shall be at the sole expense of the Company and shall not be considered a Demand Registration.

                     (d) If a Demand Registration involves a Public Offering and the managing underwriter thereof shall advise the Company and the Requesting Stockholder that, in its view, (i) the number of shares of Common Stock requested to be included in such registration or (ii) the inclusion of some or all of the Registrable Shares owned by the other Holders, in either case, exceeds the largest number of shares of Common Stock that can be sold without having an adverse effect on such Public Offering, including the price at which such shares can be sold (the "Maximum Offering Size"), the Company will include in such registration, up to and not in excess of the Maximum Offering Size first, all Registrable Shares requested to be included in such Demand Registration by the Requesting Stockholder; second, all Registrable Shares requested to be included in such Demand Registration by the other Holders, allocated, if necessary, for the offering not to exceed the Maximum Offering Size among the Holders pro rata on the basis of the relative number of Registrable Shares requested to be included in such Demand Registration by such Holders; and third, any shares of Common Stock proposed to be included in such Demand Registration by the Company. If as a result of the proration provisions of this Section 5.1(d), any Holder of Registrable Shares is not entitled to include all such Registrable Shares in such Demand Registration, such Holder may elect to withdraw his, her or its request to include any Registrable Shares in such Demand Registration (a "Withdrawal Election"); provided, however, that a Withdrawal Election shall be irrevocable and any Holder of Registrable Shares who has made a Withdrawal Election shall no longer have any right to include any Registrable Shares in such Demand Registration as to which such Withdrawal Election was made. The number of securities required to satisfy any underwriters' over-allotment option shall be allocated pro rata among the Holders and the Company on the basis of the relative number of securities otherwise to be included by each of them in the registration with respect to which such over-allotment option relates.

                     5.2 Incidental Registration.

                     (a) If the Company proposes to register any of its shares of Common Stock under the Securities Act (other than a registration (i) on Form S-8 or S-4 or any successor or similar forms, (ii) relating to shares of Common Stock issuable upon exercise of employee share options or in connection with any employee benefit or similar plan of the Company or (iii) in connection with a direct or indirect acquisition by the Company of another Person or any transaction with respect to which Rule 145 (or any successor provision) under the Securities Act applies), whether or not for sale for its own account, it will each such time, subject to the provisions of Section 5.2(b) hereof, give prompt written notice at least twenty (20) days prior to the anticipated filing date of the registration statement relating to such registration to each Holder, which notice shall set forth such Holder's rights under this Section 5.2 and shall offer all Holders the opportunity to include in such registration statement such number of Registrable Shares as each such Holder may request (an "Incidental Registration"); provided, however, that the provisions of Section
5.1 hereof and not this Section 5.2 shall apply to the ability of any Holder to participate in any registration being effected pursuant to a Demand Registration contemplated by Section 5.1 hereof. Upon the written request of any such Holder made within ten (10) days after the receipt of notice from the Company (which request shall specify the number of Registrable Shares intended to be disposed of by such Holder), the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Shares that the Company has been so requested to register by such Holders, to the extent requisite to permit the disposition of the Registrable Shares to be so registered; provided, however, that (A) if such registration involves a Public Offering, all such Holders requesting to be included in the Company's registration must sell their Registrable Shares to the underwriters selected as provided in Section 5.4(f) hereof on the same terms and conditions as apply to the Company, and (B) if, at any time after giving written notice of its intention to register any shares pursuant to this Section 5.2(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such shares, the Company shall give written notice to all such Holders and, thereupon, shall be relieved of its obligation to register any Registrable Shares in connection with such registration (without prejudice, however, to rights of any of the Holders under Section 5.1 hereof). No registration effected under this Section 5.2 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 5.1 hereof. The Company will pay all Registration Expenses in connection with each registration of Registrable Shares requested pursuant to this Section 5.2.

                     (b) If a registration pursuant to this Section 5.2 involves a Public Offering and the managing underwriter thereof advises the Company that, in its view, the number of shares of Common Stock that the Company and the Holders intend to include in such registration exceeds the Maximum Offering Size, the Company will include in such registration, in the following priority, only that number of shares such that the number of Registrable Shares registered does not exceed the Maximum Offering Size:

                     (i) first, all of the shares of Common Stock proposed to be registered by the Company as would not cause the offering to exceed the Maximum Offering Size; and

                     (ii) second, all Registrable Shares requested to be included in such registration by all Holders pursuant to this Section 5.2, allocated, if necessary, for the offering not to exceed the Maximum Offering Size among the Holders pro rata on the basis of the relative number of Registrable Shares requested to be included in such Incidental Registration by such Holders.

If as a result of the proration provisions of this Section 5.2(b), any Holder is not entitled to include all such Registrable Shares in such registration, such Holder may elect to withdraw his, her or its request to include any Registrable Shares in such registration (an "Incidental Withdrawal Election"); provided, however, that an Incidental Withdrawal Election shall be irrevocable and any Holder that has made an Incidental Withdrawal Election shall no longer have any right to include any Registrable Shares in such registration as to which such Incidental Withdrawal Election was made. With respect to registrations pursuant to this Section 5.2, the number of securities required to satisfy any underwriters' over-allotment option shall be allocated pro rata among the Company and the Holders on the basis of the relative number of securities otherwise to be included by each of them in the registration with respect to which such over-allotment option relates.

                     5.3 Holdback Agreements. If any registration of Registrable Shares shall be in connection with a Public Offering, each Stockholder agrees not to effect any Public Sale of any shares of Common Stock or any Common Stock Equivalents (in each case, other than as part of such Public Offering) during the 14 days prior to the effective date of such registration statement (except as part of such registration) or during the period after such effective date equal to the lesser of (i) 180 days or (ii) such other period as reasonably required by the managing underwriters of an underwritten offering.

                     5.4 Registration Procedures. Whenever Holders request that any Registrable Shares be registered pursuant to Section 5.1 or 5.2 hereof, the Company will, subject to the provisions of such Sections, use its best efforts to effect the registration and the sale of such Registrable Shares in accordance with the intended method of disposition thereof and the applicable provisions of
Section 5.1 or 5.2, as appropriate, as promptly as practicable, and in connection with any such request:

                     (a) The Company will as expeditiously as reasonably possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Shares to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than 120 days.

                     (b) The Company will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Holder and each underwriter, if any, of the Registrable Shares covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company will furnish to such Holder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such Holder.

                     (c) After the filing of the registration statement, the Company will promptly notify each Holder holding Registrable Shares covered by such registration statement of any stop order or cease trade order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or cease trade order or to remove or revoke it if entered.

                     (d) The Company will use its best efforts to (i) register or qualify the Registrable Shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as any Holder holding such Registrable Shares reasonably (in light of such Holder's intended plan of distribution) requests and (ii) cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition of the Registrable Shares owned by such Holder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

                     (e) The Company will immediately notify each Holder holding such Registrable Shares, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will disclose all material facts relating to the securities covered thereby and will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made and promptly prepare and make available to each such Holder any such supplement or amendment.

                     (f) A Requesting Stockholder will have the exclusive right to select the lead underwriters, which may include any Affiliate of such Requesting Stockholder, in connection with any Public Offering pursuant to a Demand Registration triggered by such Requesting Stockholder. The Company will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of shares in any such Public Offering, including the engagement of a "qualified independent underwriter" in connection with the qualification of the underwriting arrangements with the NASD.

                     (g) Upon the execution of confidentiality agreements in form and substance satisfactory to the Company, the Company will make available for inspection by any Holder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 5.4 and any attorney, accountant or other professional retained by any such Holder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless
(i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company unless and until such is made generally available to the public. Each Holder further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its own expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

                     (h) The Company will furnish to each such Holder and to each such underwriter, if any, a signed counterpart, addressed to such underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public or chartered accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Holders of a majority of the Registrable Shares being sold or the managing underwriter therefor reasonably requests.

                     (i) The Company shall use its best efforts to cause all the Registrable Shares in any registration under this Article 5 to be listed on the principal securities exchange or included in the over-the-counter market on which similar securities issued by the Company are then listed or quoted, as the case may be, or eligible for listing or quotation, or on The Nasdaq Stock Market or such other national securities exchange as the Board may designate.

                     (j) The Company will otherwise use its best efforts to comply with all applicable rules and regulations of the SEC including, without limitation, making available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

                     (k) The Company may require, as a condition to including any Registrable Shares in any registration under this Article 5, each such Holder to promptly furnish in writing to the Company such information regarding such Holder, the distribution of the Registrable Shares and such other information as the Company may from time to time reasonably request in connection with such registration. The Company shall permit any Holder which, in its sole judgment, exercised in good faith, and upon advice of counsel, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included.

                     (1) Each such Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in
Section 5.4(e) hereof, such Holder will forthwith discontinue disposition of Registrable Shares pursuant to the registration statement covering such Registrable Shares until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.4(e) hereof, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than any permanent file copies then in such Holder's possession, of the most recent prospectus covering such Registrable Shares at the time of receipt of such notice. In the event that the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5.4(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.4(e) hereof to the date when the Company shall make available to such Holder a prospectus supplemented or amended to conform with the requirements of Section 5.4(e) hereof.

                     5.5 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder holding Registrable Shares covered by a registration statement, its officers, directors and agents, and each Person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including those resulting from any order made or any inquiry, investigation or proceeding commenced or threatened by any securities regulatory authority, stock exchange or by any other competent authority) caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Shares (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by such Holder or on such Holder's behalf expressly for use therein; provided, that the Company shall not be liable for any untrue statement or omission contained in a preliminary prospectus, which untrue statement or omission was corrected in a final prospectus or supplement that was furnished to such Holder. The Company also agrees to indemnify any underwriters of the Registrable Shares, their officers, directors, employees and agents, and each Person, if any, who controls such underwriters (other than in respect of loss of profit or information relating solely to the underwriters) on substantially the same basis as that of the indemnification of the Holders provided in this Section 5.5 and which indemnification shall provide, in addition, an indemnity in respect of any breach of representation or warranty of the Company contained in any underwriting agreement in respect of Registrable Shares.

                     5.6 Indemnification by Participating Holders. Each Holder holding Registrable Shares included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Holder, but only with respect to information furnished in writing by such Holder or on such Holder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Shares, or any amendment or supplement thereto, or any preliminary prospectus, and only up to an amount equal to the aggregate purchase price received by such Holder from the sale of such Holder's Registrable Shares in such registration. Each such Holder also agrees to indemnify and hold harmless underwriters (other than in respect of loss of profit or information relating to the underwriters) of the Registrable Shares, their officers, directors, employees and agents and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 5.6. As a condition to including Registrable Shares in any registration statement filed in accordance with Article 5 hereof, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.

                     5.7 Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 5, such Person (an "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of his or its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain his or its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party shall have failed to assume the defense and employ counsel or (iii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or differing legal defenses available to them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without his or its written consent (not to be unreasonably withheld), but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment; provided, however, that, if any case where the fees and expenses of counsel are at the expense of the Indemnifying Party in accordance with this Article 5 and an Indemnified Party shall have requested the Indemnifying Party to reimburse the Indemnified Party for such fees and expenses of counsel as incurred, such Indemnifying Party agrees that it shall be liable for any settlement of any action effected without its written consent if (i) such settlement is entered into more than ten (10) Business Days after the receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall have failed to reimburse the Indemnified Party in accordance with such request for reimbursement prior to the date of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (not to be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

                     5.8 Contribution. If the indemnification provided for in this Article 5 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Holders holding Registrable Shares covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Holders on the one hand and the underwriters on the other, from the offering of the Registrable Shares, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Holders on the one hand and of such underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each such Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such Holders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such Holders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and such Holders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such Holders or by such underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The relative fault of the Company on the one hand and of each such Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied in writing by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                     The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 5.8 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.8, no underwriter shall be required to contribute any amount in excess of the amount of the total fees, discounts and commissions received by it, and no Holder shall be required to contribute any amount in excess of the amount of the proceeds received by such Holder in respect of a sale of its Registrable Shares. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each such Holder's obligation to contribute pursuant to this Section 5.8 is several in the proportion that the proceeds of the offering received by such Holder bears to the total proceeds of the offering received by all such Holders and not joint.

                     5.9 Participation in Public Offering. No Person may participate in any Public Offering hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and not inconsistent with this Agreement and (b) completes and executes all questionnaires, powers of attorney, indemnities (which indemnities shall not be inconsistent with the indemnification provisions contained in this
Article 5), underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

                     5.10 Assignment of Registration Rights. The right to cause the Company to register Registrable Shares pursuant to this Article 5 may be assigned (but only with all related obligations) by a Holder to a person to whom such securities are Transferred in accordance with Article 3 hereof, provided that following such Transfer, such transferee (together with its Affiliates) owns, or has the right to acquire pursuant to Common Stock Equivalents, at least 500,000 shares of Common Stock. Notwithstanding the foregoing, no such transferee shall have the right to request a Demand Registration unless the transferring Holder specifically assigns such rights (and only then to the extent that such Transferring Holder had the right to request a Demand Registration).

                     5.11 Limitation on Grant of Other Registration Rights. From and after the date hereof, the Company shall not grant any registration rights without the prior written consent of the Investor Stockholders.


                                   ARTICLE 6
                                HOLDING COMPANY

                     6.1 Formation of a Holding Company.

                     (a) In the event that Stockholders (the "Electing Stockholders") holding a majority of the shares of Common Stock held by all Stockholders determine to acquire or attempt to acquire all or a substantial portion of the shares of Common Stock held by Persons other than the Stockholders (whether by tender offer, merger or otherwise) (the "Acquisition"), such Stockholders shall deliver a notice (the "Acquisition Notice") to each other Stockholder notifying such Stockholders of such determination. Within ten
(10) days of the receipt of such Acquisition Notice, each Stockholder shall transfer all shares of Common Stock and Common Stock Equivalents held by it to a corporation or other entity selected by the Electing Stockholders (the "Holding Company"); provided that in selecting the form of the Holding Company, the Electing Stockholders shall consider the possible tax effects on the Stockholders (as a group) of transferring such shares of Common Stock and Common Stock Equivalents to the Holding Company and any possible regulatory restrictions that may arise. The Stockholders shall, hereby covenant and agree to, take all action necessary to form the Holding Company and to effect the Acquisition, except that no Stockholder shall be required to contribute any cash to the Holding Company.

                     (b) The Stockholders shall hold equity positions in the Holding Company in the same proportion as such Stockholders hold shares of Common Stock in the Company and in exchange for Common Stock Equivalents shall receive a security of the Holding Company having terms as similar as possible to each such Common Stock Equivalent exchanged.

                     6.2 Stockholders Agreement. In connection with the formation of the Holding Company, the Stockholders shall enter into a stockholders' agreement on substantially similar terms to this Agreement and which shall confer on the Stockholders the same rights and obligations as this Agreement, to the extent possible and to the extent necessary to manifest the intent of the Stockholders in entering into this Agreement.

                     6.3 Jones Act Compliance. The Stockholders shall structure the Holding Company in a way such that the transfer of the shares of Common Stock to Holding Company and the subsequent issuances of securities of the Holding Company (as contemplated by Section 6.1(a)) will not result in the Company failing to meet the requirements of Section 2 of the Shipping Act, 1916, as amended, for the ownership and operation of vessels in the United States coastwise trade.

                                   ARTICLE 7
                                 MISCELLANEOUS

                     7.1 Entire Agreement; No Inconsistent Agreements.

                     (a) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

                     (b) The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Stockholders hereunder.

                     7.2 Binding Effect; Assignability; No Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, including any Permitted Transferee to whom Shares are transferred. Subject to the limitations on assignability otherwise provided for in this Agreement, this Agreement may be assigned only in connection with a Transfer of shares of Common Stock or Common Stock Equivalents made in compliance with
Article 3 hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                     7.3 Amendment; Waiver; Termination.

                     (a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company, with the approval of Stockholders holding at least a majority of the shares of Common Stock held by all Stockholders; provided, however that no such amendment or waiver shall amend or waive the provisions of this Agreement to adversely affect a Stockholder, but not all other similarly situated Stockholders, unless such amendment or waiver is signed by such adversely affected Stockholder. Any amendment or waiver effected in accordance with this Section 7.3(a) shall be binding upon each Stockholder, including future Stockholders, and the Company, whether or not such Stockholder executed such amendment or waiver.

                     (b) Unless otherwise specifically provided herein, this Agreement shall expire and be of no force and effect upon a Change of Control. Notwithstanding the foregoing, the provisions of Article 5 hereof shall survive until the earlier of (i) the seventh anniversary of the date hereof and (ii)


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
with respect to each Holder, at such time as such Holder owns less than 3% of its Initial Ownership.

                     7.4 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmissions) and shall be given,

                     if to the Company, to:

                               Seabulk International, Inc.
                               2200 Eller Drive
                               Fort Lauderdale, FL 33316
                               Attn:  General Counsel
                               Telephone:  (954) 524-4200
                               Fax:  (954) 527-1772

                     if to Nautilus, to:

                               c/o Credit Suisse First Boston Private Equity 11 Madison Avenue
                               New York NY 10010
                               Attn:  Ari Benacerraf
                               Telephone:  (646) 935-7190
                               Fax:  (212) 538-0415

                     if to the C/R Entities, to:

                               c/o Riverstone Holdings, LLC
                               712 Fifth Avenue, 19th Floor
                               New York, NY 10019
                               Attn:  John Lancaster
                               Telephone:  (212) 993-0088
                               Fax:  (212) 993-0077


                     if to Kurz, to:

                               c/o Seabulk International, Inc.
                               2200 Eller Drive
                               Fort Lauderdale, FL 33316
                               Attn:  General Counsel
                               Telephone:  (954) 524-4200
                               Fax:  (954) 527-1772



All notices, requests and other communications delivered in connection with or pursuant to this Agreement shall be deemed given and received on the date of receipt by the recipient thereof (or upon refusal if properly delivered) if


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
received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two (2) Business Days after the date of such facsimile transmission. Failure or delay in delivering copies of any notice, request or other written communication to the Person specified above to receive a copy thereof shall in no way adversely affect the effectiveness of such notice, request or other written communication.

                     Any Person who after the date hereof becomes a Stockholder shall provide his, her or its address and fax number to the Company, which shall promptly provide such information to each other Stockholder.

                     7.5 After-Acquired Shares. All of the provisions of this Agreement shall apply to all shares of Common Stock and Common Stock Equivalents now owned or hereafter issued or transferred to a Stockholder, other than those purchased in a Public Sale; provided, however, that notwithstanding the foregoing, Article 6 hereof will apply to shares of Common Stock and Common Stock Equivalents purchased in a Public Sale.

                     7.6 Headings and References to Sections. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement. Sections referenced by numbers only are to the respective sections of this Agreement.

                     7.7 Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

                     7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                     7.9 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICTS OF LAWS THEREOF, EXCEPT THE CORPORATE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICTS OF LAWS THEREOF, SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS AND THE DUTIES AND RESPONSIBILITIES OF THE COMPANY'S DIRECTORS TO THE COMPANY AND ITS STOCKHOLDERS.

                     7.10 Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

                     7.11 Pronouns. Any masculine personal pronoun shall be considered to mean the corresponding feminine or neuter personal pronoun, and vice versa, as the context requires.

                     7.12 Trial by Jury. Each party to this Agreement hereby waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.




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                                       34

                     IN WITNESS WHEREOF, the parties hereto have caused this Stockholders' Agreement to be duly executed as of the day and year first above written.

                                  SEABULK INTERNATIONAL, INC.

                                  By:
                                      -----------------------------------------
                                      Name:
                                      Title:



                                  NAUTILUS ACQUISITION, L.P.

                                  By:
                                      -----------------------------------------
                                      Name:
                                      Title:



                                  C/R MARINE DOMESTIC PARTNERSHIP, L.P.

                                  By: C/R Marine GP Corp.,
                                      its general partner

                                  By: /s/ Pierre F. Lapeyre
                                      -----------------------------------------
                                      Name: Pierre F. Lapeyre
                                      Title: Vice President


                                  C/R MARINE NON-U.S.
                                  PARTNERSHIP, L.P.

                                  By: C/R Marine GP Corp.,
                                      its general partner

                                  By: /s/ Pierre F. Lapeyre
                                      -----------------------------------------
                                      Name: Pierre F. Lapeyre
                                      Title: Vice President

                                  C/R MARINE COINVESTMENT, L.P.

                                  By: C/R Marine GP Corp.,
                                      its general partner

                                  By: /s/ Pierre F. Lapeyre
                                      -----------------------------------------
                                      Name: Pierre F. Lapeyre
                                      Title: Vice President



                                  C/R MARINE COINVESTMENT II, L.P.

                                  By: C/R Marine GP Corp.,
                                      its general partner

                                  By: /s/ Pierre F. Lapeyre
                                      -----------------------------------------
                                      Name: Pierre F. Lapeyre
                                      Title: Vice President



                                  /s/ Gerhard Kurz
                                  -----------------------------------------
                                  Gerhard Kurz

















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